                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549





                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

      Date of Report (Date of earliest event) April 14, 1998





             ASSOCIATES CORPORATION OF NORTH AMERICA
      (Exact name of registrant as specified in its charter)




          DELAWARE                                       74-1494554
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation)                             Identification Number)

                              1-6154
                     (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                  75062-2729
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (972) 652-4000
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Item 5.  Other Events.

Associates Corporation of North America (the "Company") recorded net earnings for the three-month period ended March 31, 1998 of $235.5 million, compared with $215.4 million a year earlier, a 9% increase. Earnings before provision for income taxes increased 9% to $366.9 million for the period, compared with $337.8 million for the prior year.

Consumer finance net receivables increased from $28.9 billion at March 31, 1997 to $31.7 billion at March 31, 1998. The growth in consumer finance receivables in the first quarter of 1998 was offset by a reduction in the receivable balance due to the securitization of approximately $235 million of home equity lending receivables in March of 1998. No net gain or loss was recorded on this transaction. Consumer finance receivables primarily consist of residential real estate-secured receivables, personal loans, sales financing of consumer durable goods, and participations in credit card receivables, and other products and services.

Commercial finance net receivables increased from $14.0 billion at March 31, 1997 to $16.1 billion at March 31, 1998. In March 1998, approximately $650 million of equipment finance receivables were sold at book value to the Company's parent, Associates First Capital Corporation. The growth in commercial finance net receivables during the first quarter of 1998 was offset by the sale of such receivables. Commercial finance receivables primarily result from the financing and leasing of transportation, construction, communications, material handling and industrial equipment. The Company is also a significant provider of automobile fleet leasing services and other products and services.

The Company's composite ratio of net credit losses to average net finance receivables was 2.47% for the three-month period ended March 31, 1998, slightly higher than the 2.43% reported by the Company for the year-ended December 31, 1997, and 2.34% reported for the prior year period. The increase was primarily driven by increased losses, primarily in consumer portfolios. Consumer portfolios continue to be affected by the rise in consumer bankruptcy filings. The allowance for losses to net finance receivables increased to 3.54% at March 31, 1998, compared to 3.47% at December 31, 1997. Management believes the allowance for losses at March 31, 1998 is sufficient to provide adequate protection against losses in its portfolios.

Certain unaudited financial information for the three months ended or at March 31, 1998 for Associates Corporation of North America is as follows (dollar amounts in millions):

                                  Three Months Ended
                                       March 31               %
                         1998           1997              Increase
                        -----           ----              --------
 TOTAL REVENUE           $ 1,887.6      $ 1,679.5         12%

 EARNINGS BEFORE
  PROVISION FOR
  INCOME TAXES               366.9          337.8          9

 NET EARNINGS                235.5          215.4          9

                            March 31      December 31     March 31
                              1998          1997            1997
                            --------      -----------     --------
 NET FINANCE RECEIVABLES
    Consumer Finance          $31,745.0     $31,715.6    $28,876.2
    Commercial Finance         16,082.2      16,138.9     13,970.4
                              ---------     ----------    ---------
     Total Net Finance
      Receivables             $47,827.2     $47,854.5    $42,846.6
                              =========     =========    =========

 TOTAL ASSETS                 $52,133.5     $50,531.1    $43,728.2
 TOTAL DEBT                    44,756.3      43,522.0     37,398.8

 STOCKHOLDERS' EQUITY           6,281.3       6,048.7      5,291.2

 PORTFOLIO QUALITY

  60+DAYS CONTRACTUAL
   DELINQUENCY                     2.41%         2.35%        2.33%

  NET CREDIT LOSSES (as
   a % of ANR)                     2.47          2.43         2.34

  ALLOWANCE FOR LOSSES ON
   FINANCE RECEIVABLES
    Amount                    $ 1,694.1     $ 1,661.9    $ 1,468.4
    Percent of net finance
     receivables                   3.54%         3.47%        3.43%


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                           SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   ASSOCIATES CORPORATION OF NORTH AMERICA





                                   By:/s/ John F. Stillo
                                      Senior Vice President and Comptroller



 Date: April 14, 1998